Exhibit 10.13

COMPENSATION POLICY

TUFIN SOFTWARE TECHNOLOGIES LTD.
Compensation Policy for Executive Officers (including Directors)

A. Overview and Objectives

1.	Introduction
This document sets forth the compensation policy for executive officers (this "Compensation Policy" or "Policy") of Tufin Software Technologies Ltd. ("Tufin" or the "Company" and "Executive Officers", accordingly), in accordance with the requirements of the Companies Law 5759-1999 (the "Companies Law").
Compensation is a key component of Tufin’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance Tufin’s value and otherwise assist Tufin to reach its business and financial short and long-term goals. Accordingly, this Policy was established to tie the compensation of each Executive Officer to Tufin’s goals and performance.
For purposes of this Policy, "Executive Officers" shall mean "Office Holders" as such term is defined in Section 1 of the Companies Law.
This Compensation Policy shall apply to compensation agreements and arrangements that are approved after the date on which this Compensation Policy is approved by the general meeting of Tufin’s shareholders and shall serve as Tufin’s Compensation Policy for the maximum period permitted by any applicable law. This Compensation Policy will not, and is not intended to, apply to or be deemed to amend employment and/or compensation terms of Executive Officers that were duly approved prior to its effective date. The Compensation Committee (upon its appointment in accordance with applicable law) and the Board of Directors of Tufin (the "Compensation Committee" and "Board", respectively) shall administer, review and reassess the adequacy of this Policy from time to time, as required by the Companies Law. Subject to the terms and conditions of this Policy and any mandatory provisions of applicable law, and in addition to the Board's powers provided elsewhere in this Policy and by the Companies Law, the Board shall have full authority in its discretion, from time to time and at any time, to (i) interpret this Policy; (ii) prescribe, amend and rescind rules and regulations relating to and for carrying out this Policy, as it may deem appropriate; and (iii) and any other matter which it determined to be necessary or desirable for, or incidental to, the administration of this Policy and any determination made pursuant thereto.
It should be clarified, that wherever reference is made to the required approvals in this Compensation Policy, such reference relates to the applicable law as of the date of approval of this Compensation Policy and in any case is subject to the provisions of Sections 33 and 35 below.
Each of the Executive Officers may be engaged as employee and/or as an independent service provider (including through a company controlled by him, against the issuance of a tax invoice to the Company), provided that if the Executive Officers is engaged as an independent service provider the total amount paid to him (including, but not limited to, value added tax) shall not exceed the maximum amounts paid to Executive Officers who are engaged as employees as specified in this Policy.
This Policy shall not apply to any subsidiaries of the Company except for an employee of a Company subsidiary who is also an Executive Officer of the Company.

2.	Objectives
Tufin’s objective in adopting this Compensation Policy is to foster a merit- and performance-based culture in order to attract, motivate and retain highly qualified personnel that enhances short-term and long-term shareholder value while adhering to Tufin’s core values. To that end, this Policy is designed, among other things:

2.1	to closely align the interests of the Executive Officers with those of Tufin’s shareholders with a view to enhancing shareholder value;

2.2
to provide the Executive Officers with a structured compensation package, while creating a balance between fixed components (i.e., base salary and social benefits) and variable components (i.e. bonuses and equity-based compensation) in order to minimize potential conflicts between the interests of Executive Officers and Tufin;

2.3	to discourage excessive risk taking in advancing Tufin’s business; and

2.4	to strengthen retention and the motivation of Executive Officers in the short and long term.

This Compensation Policy was prepared taking into account the Company’s nature, size and business and financial characteristics.

3.	Compensation structure and instruments
Compensation instruments under this Compensation Policy may include the following:

•	base salary;

•	benefits and perquisites;

•	cash bonuses (short-to-medium term incentive);

•	equity based compensation (medium-to-long term incentive);

•	retirement and termination of service arrangements payments; and

•	change of control arrangements.
For the purpose of this Compensation Policy:
"Base Salary" shall mean gross salary, before contributions to social benefits; and
"Employment Cost" shall mean any payment for employment, including contributions to social benefits, car and expenses of the use thereof, bonuses and any other benefit or payment.

4.	Overall Compensation

4.1	.General
In setting the compensation of an Executive Officer, the Compensation Committee and the Board shall consider, among other things, the following factors:

•	the education, qualifications, professional experience, seniority and accomplishments of the Executive Officer; and

•	the Executive Officer’s position, responsibilities and prior compensation arrangements.
In setting the compensation of an Executive Officer, the Compensation Committee and the Board may also consider, among other things, the following factors:

•	the Executive Officer’s expected contribution to the Company’s future growth, profitability and stability;

•	the degree of responsibility imposed on the Executive Officer;

•	the need to retain Executive Officers who have relevant skills, know-how or unique expertise;

•	accounting and tax considerations and implications;

•	the Company's financial status;

•	data of other companies (including U.S.-based companies), including companies in comparable industries and/or geographic markets, and compensation for comparably situated executives; and

•	any requirements prescribed by the Companies Law, U.S. securities laws and NYSE rules from time to time.
The Compensation Committee and Board may engage compensation advisors and other professionals to assist in formulating compensation packages in line with this Policy, including, without limitation, to assist in preparing, collecting and analyzing applicable compensation and benefit surveys and other relevant data; framing the appropriate parameters to be considered; and evaluating the different parameters.

4.2	Ratio Between Fixed and Variable Compensation

This Policy aims to balance the mix of "fixed compensation", comprised of base salary and benefits ("Fixed Compensation") and "variable compensation", comprised of cash bonuses and equity based compensation1 (including but not limited to adjustment period/retirement bonuses, granted in accordance with Section 20 below) ("Variable Compensation") in order to, among other things, appropriately incentivize Executive Officers to meet Tufin’s short and long term goals while taking into consideration the Company’s need to manage a variety of business risks.
The total Variable Compensation of each Executive Officer shall not exceed 95% of the total compensation package of an Executive Officer on an annual basis. The Board believes that such limit reflects the appropriate compensation mix in the event that all performance objectives are achieved and assumes that all compensation elements are awarded with respect to a given year.
It should be clarified that the Fixed Compensation may constitute 100% of the total compensation package for an Executive Officer in any year (under circumstances in which a variable component is not approved for that year and/or in the event of a failure to meet previously established goals, if and when determined).

5.	Intra-Company Compensation Ratio
In drafting this Policy, Tufin’s Board has considered the ratio between employer cost, as such term is defined in the Companies Law, associated with the engagement of the Executive Officers and the average and median employer cost associated with the engagement of the other employees (including those employed through manpower companies) of Tufin (the "Ratio"). The Board believes that the current Ratio does not adversely impact the work environment in Tufin.
B. Base Salary and Benefits (Excluding Directors)

6.	Base Salary

6.1
Base Salary varies among Executive Officers, is individually determined by the Company and may be reviewed and adjusted by the Company on a periodic basis at its sole discretion. When determining Base Salary, the Company may also consider, at its sole discretion, prevailing pay levels in the relevant market, Base Salary and the total compensation package of comparable Executive Officers in the Company, the ratio between the Executive Officer’s compensation package and the compensation of other employees in the Company and specifically the median and average salaries and the effect of such ratios on working relations at the Company.

6.2	Base Salary shall not exceed the amount specified in the table below:

The Executive Officer	Maximum Base Salary
CEO	$600,000
CTO	$350,000
Other Executive Officers (excluding directors)	$350,000
The Company may link the Base Salary of an Executive Officer to the Israeli Consumer Index or to the exchange rate of any currency.
The exchange rate of US dollar to NIS will be the representative rate of exchange determined by the Bank of Israel as of the date of approval of the compensation of the relevant Executive Officer by the Company’s board of directors.
Since the Executive Officers hold senior management positions, as defined in the Hours of Work and Rest Law, 5711-1951, this law shall not apply to the terms of their office, and they shall not be entitled to any form of compensation for overtime or for working during weekly rest periods.

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1    Determined according to acceptable valuation practices at the time of grant.

The maximum Base Salary set forth in this section is based on the Executive Officer’s full-time position. With respect to an Executive Officer employed by the Company on a part-time basis, the Base Salary maximum will be reduced proportionately, with the Board having the authority to determine the scope of the position of the Executive Officer and change it from time to time.

7.	Benefits

7.1	In addition to the Base Salary, the following benefits may be granted to the Executive Officer in order to, among other things, comply with legal requirements:

•	paid vacation days in accordance with market practice and applicable law, up to a cap of 45 days per annum, including, if applicable, the redemption thereof;

•	sick days in accordance with market practice and applicable law; however, the Company may decide to cover sick days from the first day;

•	convalescence pay;

•	medical insurance;

•	severance pay;

•
with respect to Executive Officers employed in Israel: monthly remuneration for a study fund ("Keren Hishtalmut"), as allowed by applicable tax law and with reference to Tufin’s practice and common market practice;

•
employer contribution to an insurance policy or a pension fund for severance and pension in accordance with market practice and applicable law (including, payment of such contribution or any portion thereof, directly to the Executive Officer);

•	employer contribution towards work disability insurance in accordance with market practice and applicable law; and

•	holiday and special occasion gifts.
The above list is non-exclusive, and subject to receiving any approvals that are required under applicable law, Tufin may grant its Executive Officers other similar, comparable or customary benefits. In addition, Executive Officers employed outside of Israel may receive other similar or comparable benefits that are customary in the jurisdiction in which they are employed.

7.2
The Company may offer additional benefits to its Executive Officers, including but not limited to: telecommunication and electronic devices and communication expenses, company car and travel benefits, newspaper subscriptions, periodic medical examinations, holiday and special occasion gifts, academic and professional studies. For the avoidance of doubt, the grant of registration rights to an Executive Officer shall not be deemed an employment benefit for any purpose.

7.3
The Company may reimburse its Executive Officers for reasonable work-related expenses incurred as part of their activities, including without limitations, meeting participation expenses, reimbursement of business travel, including a daily stipend when traveling and accommodation expenses. The Company may provide advance payments to its Executive Officers in connection with work-related expenses.

8.	Signing Bonus
Tufin may grant a newly recruited Executive Officer a signing bonus. Such bonus may be granted in cash, equity or a combination of both (in addition to a cash bonus that can be granted under Chapter C and in addition to equity that can be granted under Chapter D). The signing bonus will not exceed:

8.1	100% of such Executive Officer’s annual Base Salary, if the signing bonus is granted in cash;

8.2
(i) $5 million maximum fair value for the Chief Executive Officer and (ii) $1.5 million maximum fair value for other Executive Officers, if the signing bonus is granted in equity, in each case determined according to acceptable valuation practices at the time of grant;

8.3
In case the signing bonus is a combination of cash and equity, its ceiling shall be proportional to the cash and equity components, calculated in accordance with the ratios mentioned in Sections 8.1 and 8.2 above.

To the extent possible under the circumstances of each case, the Compensation Committee and the Board shall consider awarding a signing bonus only to provide for the replacement awards that the newly hired Executive Officer forfeited from his or her previous employer, and to the extent possible shall structure such signing bonus to reflect performance, vesting and other conditions equivalent to the forfeited awards; provided however that such bonus shall not be greater than the amounts specified in Sections 8.1 and 8.2 above.

9.	Reimbursement for Relocation
Tufin may reimburse an Executive Officer for relocation and related expenses in an amount not to exceed $500,000 for each relocation.
C. Cash Bonuses (Excluding Directors)
The Company may grant cash bonuses to its Executive Officers (excluding directors) quarterly, annually or on a shorter or longer basis, in accordance with the principles detailed below.

10.	Annual Bonuses

10.1	The annual bonus that may be paid for any fiscal year shall not exceed twenty-four (24) monthly Base Salaries.

10.2	Bonus Criteria
The annual bonus will be based mainly on measurable criteria (referring to Company and/or individual performance measures), and a non-material portion of the annual bonus shall be determined at the discretion of the Compensation Committee and the Board, in accordance with the following metrics:

Position	Company/Individual Performance Measures	Company’s Discretion
CEO	up to 100%	not to exceed the higher of: (i) three monthly salaries; or (ii) 25% of the annual variable compensation.
The measurable criteria, target level of achievement and maximum level of achievement, and their relative weight shall be determined (and brought to the attention of the Executive Officers when determined prior to the relevant year or in the beginning of such year (i.e., by March 31 of each year).
In addition, to be eligible for an annual bonus, the Executive Officer must be actively employed by the Company or one of its subsidiaries during the relevant year to which the bonus relates, which condition may be subject to additional limitations, which may include being employed for a minimum period of time during the relevant year or through a certain date.
During a specific year, the Compensation Committee may change the measurable criteria and their relative weight for that year, insofar as exceptional events occur that warrant such a change taking into account: (i) the date of the update; (ii) the balance of the period until the end of the year; (iii)

the expectation of the Executive Officers who are affected by the update of the criteria; and (iv) the need for effective new criteria that create an incentive for the Executive Officers.
Examples of measurable criteria that will be considered include, without limitation:

•	financial results (e.g., collections, revenues, pre-tax profits);

•	sales and marketing objectives;

•	cost savings;

•	internal and external customer satisfaction;

•	success in raising capital and/or debt;

•	meeting the Company’s budget;

•	number of customers; and

•	other key performance indicators.
Examples of non-measurable criteria that will be considered include, without limitation:

•	contribution to the Company’s business, profitability and stability;

•	the need to retain an Executive Officer with skills, know-how or unique expertise;

•	the responsibility imposed on the Executive Officer;

•	changes that occurred in the responsibility imposed on the Executive Officer during the year;

•	performance satisfaction, including assessing the degree of involvement of the Executive Officer and devotion of efforts in the performance of his or her duties;

•	assessment of the Executive Officer’s ability to work in coordination and cooperation with other employees; and

•	the contribution to an appropriate control environment and ethical environment.
The bonus for meeting the objectives that an Executive Officer has met, shall be calculated by multiplying: (i) the weighting of such objective by (ii) the bonus amount.
An Executive Officer will be entitled to a bonus on a pro rata basis for partial compliance of at least 80% of the objective set for such Executive Officer, unless otherwise determined by the Board and the compensation committee.
Notwithstanding the provisions of Section 10.2 above, the annual bonus to Executive Officers which are not the CEO may be based in whole or in part on discretion (including based on the CEO's opinion on the contribution of the Executive Officer to the Company), provided that it does not exceed the ceiling specified in Section 10.1 above.

11.	Special Bonuses
In addition to the annual bonus, Tufin may award an Executive Officer a special bonus based on the achievement by the Company or the Executive Officer of specific goals or the occurrence of specific corporate events (such as private or public offerings, mergers and acquisitions or specific projects, achieving target budget or business plan under exceptional circumstances or for special recognition in the case of retirement). A special bonus shall not exceed twelve (12) monthly Base

Salaries. A Special Bonus together with an Annual Bonus shall not exceed thirty six (36) monthly Base Salaries
Additional Provisions Relating to Cash Bonuses

11.1.	Pro Rata Payment
Should the employment or service of the Executive Officer terminate prior to the end of a fiscal year, Tufin may, in its discretion, and to the extent not already required under the terms of the Executive Officer’s employment agreement, pay the Executive Officer his or her pro-rata share of that fiscal year’s bonus, based on: (i) whether or not the objectives for that calendar year were achieved; and (ii) the period such Executive Officer was employed by the Company or has served in the Company.

11.2.	Compensation Recovery ("Clawback")

11.2.2
The terms of employment of each Executive Officer shall entitle the Company to recover from such Executive Officer any compensation, including equity-based compensation, in the amount by which such compensation exceeded what would have been paid under the financial statements as restated ("Compensation Recovery"), provided that a claim is made by Tufin prior to the third (3rd) anniversary of the fiscal year end of the restated financial statements.

11.2.3	Notwithstanding the aforesaid, the Compensation Recovery will not be triggered in the following events:

•	The financial restatement is required due to changes in applicable financial reporting standards; or

•
The Company (subject to any required approval by the applicable law) has determined that clawback proceedings in the specific case would be impossible, impractical or not commercially or legally efficient.

11.3.	Reduction or Postponement
In the event of the termination of office of an Executive Officer under circumstances in which he or she will not be entitled to severance pay, the Company (subject to the approvals of the Compensation Committee and the Board) may revoke the entitlement of such an Executive Officer to an annual bonus and to all parts of the annual bonus which have not yet been paid to him.

11.4.	Timing of Payment
Annual bonuses will be paid to Executive Officers in respect of each calendar year of the employment period no later than the date of payment of the first salary after the date of approval by the Board of the Company’s annual audited financial statements.
Unless a personal employment agreement explicitly determines otherwise, any payment that is made to the Executive Officer on account of variable compensation according to this Compensation Policy, if paid, is not and will not be deemed as part of the Executive Officer’s base salary for all intents and purposes and will not constitute a basis for calculation or for entitlement or for accrual of any related right, including, and without derogating from the generality of the aforesaid, not as a component included in the payment of leave, severance pay, contributions to the provident funds etc.

11.5.	Taxation
Insofar as any tax liability or other mandatory payment shall be levied on the variable compensation (national insurance, national health tax etc.), the Executive Officer shall bear all such taxes pursuant to law (insofar as it shall apply to the Executive Officer pursuant to law).
D. Equity Compensation

12.	General and Objectives

12.1.
The Company may grant from time to time equity-based compensation which will be individually determined and awarded, among other things, based on the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the Executive Officer. Equity-based compensation may also be awarded to the Company’s directors provided that any director that is also employed by the Company shall not receive any additional equity compensation in his or her capacity as a director.

12.2.
The primary objective of equity-based compensation is to enhance the alignment between the interests of the Executive Officers and those of Tufin and its shareholders, and to retain and motivate the Executive Officers. In addition, since equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with medium and longer-term strategic plans.

12.3.
The equity-based compensation offered by Tufin is intended to be in a form of stock options exercisable for shares of Company common stock, restricted shares or restricted share units (“RSUs”), performance share units and/or other equity-based awards in accordance with the Company’s 2019 Equity Incentive Plan, as amended from time to time, and under such other equity incentive plans for service providers of the Company or its Affiliates that the Company may adopt from time to time.

13.	Fair Market Value
The fair market value of equity compensation for each Executive Officer granted during a calendar year shall not exceed 20X his or her annual Base Salary, determined according to acceptable valuation practices at the time of grant.

14.	Taxation Regime
Subject to any applicable law, Tufin may determine, the tax regime under which equity-based compensation may be granted, including a tax regime which will maximize the benefit to the Executive Officers.

15.	Exercise Period
The exercise price for a stock option awarded to an Israeli-resident Executive Officer who is not a United States taxpayer shall equal the average price of the Company’s closing share price over the thirty (30) consecutive trading days on the stock exchange or quotation system on which the Company's shares are traded prior to the grant date of the stock options. If the Company's shares are traded on more than one stock exchange and/or quotation system, the Company shall determine the relevant stock exchange or quotation system for these purposes. The fair market value for a stock option awarded to a non-Israeli-resident Executive Officer shall equal the closing price of the Company’s shares on the date of grant.
Unless otherwise determined by the Compensation Committee, and subject to the provisions of any applicable law, restricted shares and RSUs are not exercised, but rather shares become issued to the holder upon vesting or settlement of the award, as applicable, except to the extent that the holder is required to pay the par value of any underlying shares. In addition, it shall be clarified, that the vesting of restricted shares and RSUs may be subject to the achievement of goals set in advance and approved in accordance with the applicable law.
Stock options may be exercised on a "cashless" basis.
The Board considered the possibility of determining a ceiling for the exercise value of the variable equity components and decided, taking into account the purpose of the equity-based compensation, not to set such a ceiling in this Policy.

16.	Vesting

17.
All equity-based incentives granted to the Executive Officers shall be subject to vesting periods in order to promote long-term retention of such recipients. Grants to Executive Officers (excluding directors) shall vest gradually over a period of no less than three (3) years and no more than four (4) years, while grants to newly appointed directors shall vest over a period of no less than three (3) years and currently serving directors no less than one (1) year. Such grants may be vested on a quarterly, semi-annual or an annual basis, or based on other time periods (which may not be necessarily equal), as determined by the Company. The Company may condition the vesting of part or all of the equity-based incentives, for some or all of its Executive Officers, upon the achievement of predetermined performance goals. The Company (subject to the abovementioned required approvals) may also set terms relating to vesting in connection with an Executive Officer leaving the Company (due to a dismissal, resignation, death or disability). For details regarding ceilings with respect to director’s equity-based compensation see section 29 below.

18.	General
All other terms of the equity awards shall be in accordance with Tufin’s incentive plans and other related practices and policies. Accordingly, the Company may extend the period of time for which an award is to remain exercisable and make provisions with respect to the acceleration of the vesting period of any Executive Officer’s awards, including, without limitation, in connection with a corporate transaction involving a change of control, subject to any additional approval as may be required by applicable law. The Committee may amend other terms of an Executive Officer’s grant to the extent provided in the applicable equity incentive plan.
E. Retirement and Termination of Service Arrangements (Excluding Directors)

19.	Advanced Notice Period

19.1.
Tufin may provide each Executive Officer (excluding directors), pursuant to an Executive Officer’s employment agreement advance notice of termination of up to twelve (12) months (the "Advance Notice Period"). During the Advance Notice Period, the Executive Officer shall continue to be entitled to all compensation elements, and to the continuation of vesting of equity awards.

19.2.
During the Advance Notice Period, an Executive Officer will be required to keep performing his/her duties pursuant to his or her agreement with the Company, unless the Company waives such performance and pays the amount of compensation payable during such Advance Notice Period in lieu of notice.

20.	Adjustment Period/Retirement Bonus
In addition to the Advance Notice Period, the Company may provide an adjustment period/retirement payment that will be determined by, among other things, taking into consideration the Executive Officer’s seniority in the Company, his or her performance during employment, his or her contribution to Tufin achieving its goals and the circumstances of the Executive Officer’s retirement or termination. The maximum adjustment period/retirement payment that may be paid to each Executive Officer shall be up to twelve (12) monthly Base Salaries and may only be granted to Executive Officers who have served in the Company for at least twelve (12) months.

21.	Additional Retirement and Termination Benefits
Tufin may provide additional retirement and terminations benefits and payments: (i) as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws- unless employment/term of service was terminated for cause); or (ii) which will be comparable to customary market practices, provided however that they shall not exceed twenty four (24) monthly Base Salaries (inclusive of any advance notice period).
F. Exemption, Indemnification and Insurance

22.	Exemption
Tufin may exempt, either in advance and/or retroactively, its Executive Officers from any liability to the Company, in whole or in part, for damages in consequence of his or her duty of care vis-a-vis the Company, to the fullest extent permitted by law and subject to the provisions of the Company’s Articles of Association.

23.	Indemnification
Tufin may indemnify its Executive Officers to the fullest extent permitted by applicable law and the Company’s Articles of Association, for any liability and expense that may be imposed on the Executive Officer, as provided in the Indemnity Agreement between such individuals and Tufin, all subject to applicable law and the Company’s Articles of Association.

24.	Insurance

24.1.	Tufin may provide "Directors’ and Officers’ Liability Insurance" (the "Insurance Policy"), as well as a "run off" insurance policy for its Executive Officers as follows:

•	The annual premium to be paid by Tufin shall not exceed $750,000 of the aggregate coverage of the Insurance Policy;

•	The limit of liability of the insurer shall be up to $75 million per event and in the aggregate in the insurance period.

•	The deductible amount per each claim shall not exceed $1 million.

•
The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the relevant organs of the Company, which ensure that the terms of the Insurance Policy comply with the above.

•
The policy will also cover the liability of the controlling shareholders due to their positions as Executive Officers in the Company, from time to time, provided that the coverage terms in this respect do not exceed those of the other Executive Officers in the Company.

G. Arrangements upon Change of Control

25.
Upon a "Change of Control" (as defined in the relevant agreement with each Executive Officer) following which the employment of the Executive Officer is terminated, the following benefits may be granted to the Executive Officers in addition to the benefits applicable in the case of any retirement or termination of service:

25.1.	accelerated vesting of equity awards;

25.2.	extension of the exercise period of equity awards for a period of up to twenty-four (24) months following the date of termination of employment to the extent it complies with applicable law;

25.3.	extension of the Advance Notice Period set forth in section 19.1 above by up to nine (9) additional months; and

25.4.	an adjustment period/retirement bonus in accordance with section 20 above, of up to twelve (12) months of Employment Cost.
The total Advance Notice Period and adjustment period/retirement bonus shall not exceed twenty four (24) monthly Base Salaries.
H. Board of Directors Compensation

26.	The compensation of the Company’s directors (including external directors and independent directors) shall not exceed the following:

26.1.	Base payment of $50,000 per year (the "Base Payment");

26.2.	Chairman of the Board- an additional amount of $35,000 per year to the Base Payment;

26.3.	Committee Chairman- an additional amount of $15,000 per year to the Base Payment;

26.4.	Committee member- an additional amount of $7,500 per year to the Base Payment;

27.
In addition, the Company may engage with its directors (excluding external and independent directors) for the receipt of consulting services and/or other special services, for a consideration of up to $1,000 per day, plus reasonable expense reimbursement. Such compensation shall be paid for a maximum of 6 days per year for each director.

28.
Directors may be granted equity-based compensation in accordance with the applicable principles detailed in Section D of this Policy, and subject to the provisions of the Companies Law and the regulations thereunder.[2]

Equity based-compensation granted to the Company’s directors, shall not exceed the following amounts (subject to any applicable law):3

28.1.	$250,000 for each year of grant according to acceptable valuation practices at the time of grant (the "Equity Compensation"); and

28.2.	Upon joining the Board, $500,000 according to acceptable valuation practices at the time of grant;

29.
An active Chairman of the Board may receive compensation in accordance with the criteria for compensation of Executive Officer who is not the CEO who are not directors, adjusted to the scope of his position.

30.	Tufin’s external and independent directors may be entitled to reimbursement of expenses in accordance with the Companies Law and the regulations thereunder.

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2.     The equity-based compensation is determined according to acceptable valuation practices at the time of grant,
3    Determined according to acceptable valuation practices at the time of grant.

I. Miscellaneous

31.
This Policy is designed solely for the benefit of Tufin. Nothing in this Compensation Policy shall be deemed to grant any of Tufin’s Executive Officers or employees or any third party any right or privilege in connection with their employment by the Company or its subsidiaries and their compensation thereof. Such rights and privileges, to which Executive Officers or employees serving in the Company or that will serve in the Company in the future, are entitled for, shall be governed by the respective personal employment agreements.

32.
This Policy is subject to applicable law and is not intended, and should not be interpreted as limiting or derogating from, provisions of applicable law to the extent not permitted, nor should it be interpreted as limiting or derogating from the Company’s Articles of Association.

33.
This Policy is not intended to affect current agreements nor affect obligating customs (if applicable) between the Company and its Executive Officers as such may exist prior to the approval of this Compensation Policy, subject to any applicable law.

34.
In the event of amendments made to the Companies Law or any regulations promulgated thereunder providing relief in connection with Tufin’s compensation to its Executive Officers, Tufin may elect to act pursuant to such relief without regard to any conflict with this Policy.

35.
The Company (subject to any required approvals by the applicable law) may determine that none or only part of the payments, benefits and perquisites shall be granted, and is authorized to cancel or suspend a compensation package or part of it.

36.
An immaterial change in the terms of office of Executive Officers (excluding the CEO, directors, a controlling shareholder or a controlling shareholder’s relative) during the term of this Compensation Policy, will be subject to the approval of the Company’s CEO only (changes in the terms of office of the CEO shall be approved in accordance with the Companies Law). An immaterial change in this matter shall be deemed to be a change that: (i) does not exceed ten percent (10%) of the total annual compensation of such Executive Officer; and (ii) is in line with the provisions of this Compensation Policy.

37.
The compensation components detailed in this Policy do not relate to various components that the Company may provide to all or part of its employees and/or its Executive Officers, such as: parking spaces, entry permits for its assets, reimbursement for meals and accommodation expenses, vacations, company events, etc.

38.
This Policy shall take effect upon its approval in accordance with the Companies Law. The term of this Policy shall not be limited in time, except that it will terminate at the earlier of (i) such time that the Policy is no longer in effect under the Companies Law, or (ii) such time that the Policy is terminated by the Board, to the extent that the Board has the power under the Companies Law to terminate the Policy or (iii) such time as the Company shall determine that the Terms of Office and Engagement of Office Holders is not required to be made pursuant to a Compensation Policy under the Companies Law, including, without limitation of the foregoing, in the event that the Company ceases to be a Public Company (as defined in the Companies Law), in which case this Policy shall have no effect with respect to the period after the Company ceasing to be a Public Company.

39.
This Policy shall be governed by the laws of the State of Israel, excluding its conflict of law rules, except with respect to matters that are subject to tax or labor laws in any specific jurisdiction, which shall be governed by the respective applicable law of such jurisdiction.

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